EXHIBIT 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

REX AMERICAN RESOURCES CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Table 1 – Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $.01 per share	Other(2)	1,500,000	$48.71(2)	$73,065,000(2)	$0.00013810	$10,090.28
Total Offering Amounts					$73,065,000		$10,090.28
Total Fee Offsets							$0.00
Net Fee Due							$10,090.28

(1)	Amount to be registered consists of 1,500,000 shares of Common Stock, par value $0.01 per share, of REX American Resources Corporation (the “Company”) which may be issued or sold pursuant to the REX American Resources Corporation 2026 Incentive Plan. Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers an indeterminate number of shares of Common Stock that may be offered or issued as a result of any adjustment to prevent dilution by reason of any stock dividend, stock split, recapitalization or other similar transaction.

(2)	Estimated in accordance with paragraphs (c) and (h) of Rule 457 under the Securities Act, solely for purposes of calculating the registration fee. The fee with respect to the shares registered herein is based on the average of the high and low sale prices of a share as reported on the New York Stock Exchange on June 1, 2026.

Table 2 – Fee Offset Claims and Sources

Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)